UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2016

NEUROTROPE, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-55275 (Commission File Number)	46-3522381 (IRS Employer Identification Number)

205 East 42nd St- 20th Fl.

New York NY 10017

(Address of principal executive offices, including ZIP code)

(973) 242-0005

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(c)           On September 28, 2016, Neurotrope, Inc. (the “Company”) announced that its board of directors (the “Board”) appointed Dr. Daniel Alkon, M.D., as President of the Company, effective upon his separation from Blanchette Rockefeller Neurosciences Institute (“BRNI”) on September 23, 2016. Dr. Alkon has served as the Company’s Chief Scientific Officer since August 2013 and will continue to serve in such position following his appointment as President. Dr. Alkon’s compensation as President has not yet been determined by the Compensation Committee of the Board.

Dr. Alkon, age 73, has been the founding Scientific Director of BRNI since 1999. He received his undergraduate degree in chemistry in 1965 at the University of Pennsylvania. After earning his M.D. at Cornell University and finishing an internship in medicine at the Mount Sinai Hospital in New York, he joined the staff of the National Institutes of Health where during his 30 year career he became a Medical Director in the U.S. Public Health Service at the National Institute of Neurological Disorders and Strokes and Chief of the Laboratory of Adaptive Systems. Dr. Alkon occupied the Toyota Chair in Neurodegenerative diseases at BRNI from June 2006 until September 23, 2016. In this position, he and his team conducted multidisciplinary research on the molecular and biophysical mechanisms of memory and memory dysfunction in psychiatric and neurological disorders, particularly Alzheimer’s disease. From October 2000 until September 23, 2016, he was also a Professor at BRNI and a Professor of Neurology at West Virginia University.

There are no arrangements or understandings between Dr. Alkon and any other person pursuant to which he was selected as President of the Company. The Company is not aware of any transaction in which Dr. Alkon has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROTROPE, INC.

By:	/s/ Robert Weinstein
Name:	Robert Weinstein
Title:	Chief Financial Officer, Executive Vice President, Secretary and Treasurer

September 28, 2016